Exhibit 10.4

Viasat, INC.

1996 EQUITY PARTICIPATION PLAN

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT

(INDEPENDENT DIRECTOR VERSION)

ViaSat, Inc. (the “Company”), pursuant to the 1996 Equity Participation Plan of ViaSat, Inc. (as amended from time to time, the “Plan”), hereby grants to the holder listed below (“Optionee”), an option to purchase the number of shares of the Company’s Common Stock set forth below (the “Option”). This Option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Optionee:	_______________________
Grant Date:	_______________________
Vesting Commencement Date:	_______________________
Exercise Price per Share:	_______________________
Total Number of Shares Subject to Option:	_______________________
Expiration Date:	_______________________
Type of Option:	☐ Incentive Stock Option ☑ Non-Qualified Stock Option
Vesting Schedule:	[To be included in individual agreements]
Optionee Signature:	_______________________

Acceptance of OPTION Award:

By signing where indicated above, Optionee agrees to be bound by the terms and conditions of this Grant Notice, the Stock Option Agreement and the Plan. Optionee acknowledges that he or she has reviewed and fully understands all of the provisions of this Grant Notice, the Stock Option Agreement and the Plan, and has had the opportunity to obtain advice of counsel prior to accepting the grant of the Option pursuant to this Grant Notice and Stock Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to this Grant Notice, the Stock Option Agreement and the Plan.

EXHIBIT A

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (“Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, the Company has granted to Optionee an option under the Plan to purchase the number of shares of Common Stock indicated in the Grant Notice.

ARTICLE I

GENERAL
1.1
Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice. If Optionee is an Independent Director, the term “Committee” as used in the Grant Notice and this Agreement shall instead be deemed to refer to the Board.
1.2
Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan, which are incorporated herein by reference.
ARTICLE II

GRANT OF OPTION
2.1
Grant of Option. In consideration of Optionee’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to Optionee the Option to purchase any part or all of an aggregate of the number of shares of Common Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, the Grant Notice and this Agreement. Unless designated as a Non-Qualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.
2.2
Exercise Price. The exercise price of the shares of Common Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that if this Option is designated as an Incentive Stock Option, the price per share of the shares subject to the Option shall not be less than the greater of (i) 100% of the Fair Market Value of a share of Common Stock on the Grant Date, or (ii) 110% of the Fair Market Value of a share of Common Stock on the Grant Date in the case of an Optionee then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code).
ARTICLE III

PERIOD OF EXERCISABILITY
3.1
Commencement of Exercisability.
(a)
Subject to Sections 3.2, 3.3 and 5.8, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b)
No portion of the Option which has not become vested and exercisable at the date of Optionee’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Committee or as set forth in a written agreement between the Company and Optionee.
3.2
Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3.
3.3
Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(a)
The expiration of six years from the Grant Date;
(b)
If this Option is designated as an Incentive Stock Option and Optionee owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the expiration of five years from the date the Option was granted; or
(c)
The expiration of three months following the date of Optionee’s Termination of Service (as defined below), unless such termination occurs by reason of Optionee’s death, disability (as such term is defined in Section 22(e)(3) of the Code) (“Disability”) or discharge for Cause (as defined below), unless Optionee dies within said three-month period;
(d)
The expiration of one year following the date of Optionee’s Termination of Service by reason of Optionee’s death or Disability; or
(e)
The date of Optionee’s Termination of Service as a result of Optionee’s discharge for Cause.

Optionee acknowledges that an Incentive Stock Option exercised more than three months after Optionee’s termination of status as an Employee, other than by reason of death or Disability, will be taxed as a Non-Qualified Stock Option.

For purposes of this Agreement, “Termination of Service” means the last to occur of Optionee’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable. Optionee shall not be deemed to have a Termination of Service merely because of a change in the capacity in which Optionee renders service to the Company or any Subsidiary (i.e., Optionee is an Employee and becomes a consultant) or a change in the entity for which Optionee renders such service (i.e., an Employee of the Company becomes an Employee of a Subsidiary), unless following such change in capacity or service Optionee is no longer serving as an Employee, Director or consultant of the Company or any Subsidiary.

For purposes of this Agreement, “Cause,” unless otherwise defined in an employment or services agreement between Optionee and the Company or any Subsidiary, shall mean Optionee’s substantial failure to perform duties as an Employee, Director or consultant, dishonesty, fraud, gross negligence or misconduct against the Company or any Subsidiary or affiliate, unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary or affiliate, or conviction of, or plea of nolo contendere to, a crime punishable by law (except misdemeanor violations), in each case as determined by the Committee, and its determination shall be final and binding.

3.4 Special Tax Consequences. Optionee acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Common Stock with respect to which Incentive Stock Options, including the Option, are first exercisable for the first time by Optionee in any calendar year exceeds $100,000 (or such other limitation as imposed by Section 422(d) of the Code), the Option and such other options shall be treated as not qualifying under Section 422 of the Code but rather shall be considered Non-Qualified Stock Options. Optionee further acknowledges that the rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted.

ARTICLE IV

EXERCISE OF OPTION
4.1
Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that each partial exercise shall be for not less than one share of Common Stock and shall be for whole shares only.
4.2
Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company Secretary (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:
(a)
An Exercise Notice signed or electronically accepted by Optionee or any other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice in such form as is prescribed by the Committee and complying with all applicable rules established by the Committee; and
(b)
Subject to Section 5.2(d) of the Plan:
(i)
Full payment (in cash or by check) for the shares with respect to which the Option or portion thereof is exercised; or
(ii)
With the consent of the Committee, by delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable on such terms and conditions as may be approved by the Committee. The Committee may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law; or
(iii)
With the consent of the Committee, by delivery of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or
(iv)
With the consent of the Committee such payment may be made, in whole or in part, through the delivery of shares of Common Stock owned by Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or
(v)
Through the delivery of a notice that Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided, that payment of such proceeds is made to the Company upon settlement of such sale; or
(vi)
Subject to any applicable laws, any combination of the consideration provided in the foregoing paragraphs (i), (ii), (iii), (iv) and (v); and
(c)
Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations; and
(d)
The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which may be in the form of consideration permitted under Section 4.2(b), subject to Section 10.5 of the Plan; and
(e)
In the event the Option or portion thereof shall be exercised by any person or persons other than Optionee, appropriate proof of the right of such person or persons to exercise the Option.
4.3
Rights as Stockholder; Issuance of Shares. Neither Optionee nor any person claiming under or through Optionee shall be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares have been issued by the Company or book entries evidencing such shares have been made by the Company. The issuance of shares of Common Stock pursuant to exercise of the Option is subject to the conditions set forth in Section 5.3 of the Plan.
ARTICLE V

OTHER PROVISIONS
5.1
Option Not Transferable.
(a)
The Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until the shares underlying the Option have been issued, and all restrictions applicable to such shares have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Optionee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
(b)
During the lifetime of Optionee, only Optionee may exercise the Option or any portion thereof, unless it has been disposed of pursuant to a QDRO. After the death of Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by Optionee’s personal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.
5.2
Restrictive Legends and Stop-Transfer Orders.

(a)
Shares issued upon the exercise of the Option shall be issued to Optionee, at the sole discretion of the Committee, in either (a) uncertificated form, with the shares recorded in the name of Optionee in the books and records of the Company’s transfer agent with appropriate notations regarding any restrictions imposed pursuant to this Agreement, or (b) certificate form. The share certificate or certificates or book entry evidencing the shares of Common Stock purchased hereunder shall be endorsed with any legends that may be required by state or federal securities laws.
(b)
Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c)
The Company shall not be required: (i) to transfer on its books any shares of Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such shares of Common Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.
5.3
Withholding; Indemnity.

(a) Optionee understands that Optionee (and not the Company) shall be responsible for any Tax Liability (as defined below) arising as a result of this Agreement or the transactions relating to the Option. Optionee agree to indemnify and keep indemnified the Company from and against any such Tax Liability.

(b) The Company has the authority to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy any withholding obligation for any Tax Liability. The Optionee authorizes the Company or their respective agents, at their sole discretion, to satisfy any applicable withholding obligations with respect to such withholding obligation for any Tax Liability by one or a combination of the following: (i) withholding from Optionee's cash compensation payable to Optionee; (ii) withholding shares of Common Stock otherwise to be delivered upon exercise of the Option equal to the amount of the Tax Liability; (iii) withholding from the proceeds of the sale of shares of Common Stock acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization) subject to any insider trading policies implemented by the Company and applicable to the Optionee, or (iv) paying the amount of the withholding obligation for any Tax Liability directly to the Company in cash. Optionee's acceptance of this Option constitutes Optionee's instruction and authorization to the Company and brokerage firm to complete the transactions described above, as applicable. Such shares of Common Stock will be sold on the day the withholding obligation for any Tax Liability arises or as soon thereafter as practicable. The shares of Common Stock may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. Optionee will be responsible for all broker’s fees and other costs of sale, and Optionee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Optionee's Tax Liability, the Company may pay such excess in cash to Optionee as soon as practicable and Optionee will have no entitlement to the Common Stock equivalent. Optionee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Optionee's Tax Liability. The Company may refuse to issue any Common Stock upon exercise of the Option until Optionee's Tax Liability is satisfied. To the maximum extent permitted by law, the Company has the right to retain without notice from shares of Common Stock issuable under the Option or from salary payable to Optionee, such shares or cash having a value sufficient to satisfy the withholding obligation for any Tax Liability. If the Company withholds less than the amount necessary to satisfy the liability, Optionee may be required to pay any additional Tax Liability directly to the applicable tax authority or to the Company. If the obligation for the Tax Liability is satisfied by withholding shares of Common Stock, for tax purposes, Optionee is deemed to have been issued the full number of shares of Common Stock subject to the exercise of the Option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax Liability.

(c) For purposes of this Agreement, Optionee's “Tax Liability” shall mean all federal, state, local and any non U.S. income tax, social security contributions, payroll tax, fringe benefit tax, payment on account obligation or other related taxes, in each case that may arise as a result of (i) the grant, vesting or exercise of the Option, (ii) the issuance to Optionee of shares of Common Stock on the exercise of the Option, (iii) the disposition of any shares of Common Stock that were the subject of the Option, or (iv) any other transactions contemplated by this Agreement. The Company may withhold for the Tax Liability by considering statutory withholding rates or other applicable withholding rates, including minimum or maximum rates applicable in Optionee's jurisdiction.

(d) Optionee acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Liability in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Optionee to reduce or eliminate Optionee's Tax Liability or achieve any particular tax result. Optionee further acknowledges that if Optionee is subject to Tax Liability in more than one jurisdiction, the Company may be required to withhold or account for Tax Liability in more than one jurisdiction.

5.4
Nature of Grant. In accepting the Option, Optionee acknowledges, understands and agrees that:
(a)
the Plan is established voluntarily by the Company and is discretionary in nature;
(b)
the grant of the Option by the Company is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)
all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d)
Optionee is voluntarily participating in the Plan;
(e)
the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(f)
if the underlying shares of Common Stock do not increase in value, the Option will have no value;
(g)
for purposes of the Option, the Optionee’s Termination of Service will be considered as the date the Optionee is no longer actively providing services to the Company, and unless otherwise provided in this Agreement or decided by the Committee, the Optionee’s right to vest in the Option under the Plan, if any, will terminate effective as of such date and the Optionee’s right to exercise the Option after such date, if any, will be measured from such date;

(h)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting or recoupment of any shares of Common Stock acquired under the Plan resulting from (a) Optionee's Termination of Service and/or (b) the application of any recoupment policy or any recovery or clawback policy otherwise required by law; and
(i)
the Company shall not be liable for any foreign exchange rate fluctuation between Optionee's local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Optionee pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon settlement.
5.5
Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company's principal executive office, and any notice to be given to Optionee shall be addressed to Optionee at the most recent address in the Company's payroll records. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Optionee shall, if Optionee is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 5.1(b) by written notice under this Section 5.5. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or, if the Optionee is outside the U.S., such other similar postal service.
5.6
Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.7
Governing Law; Venue; Severability. This Agreement shall be administered, interpreted and enforced under the laws of the State of California, without regard to the conflicts of law principles thereof. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this grant is made and/or to be performed. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
5.8
Conformity to Securities Laws. Optionee acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
5.9
Amendments. This Agreement may not be modified, amended or terminated except by a written instrument, signed or electronically accepted by Optionee or such other person as may be permitted to exercise the Option pursuant to Section 5.1(b) and by a duly authorized representative of the Company.
5.10
No Employment Rights. If Optionee is an Employee, nothing in the Plan or this Agreement shall confer upon Optionee any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are expressly reserved, to discharge Optionee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company and Optionee.

5.11
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

5.12 Notification of Disposition. If this Option is designated as an Incentive Stock Option, Optionee shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such shares or (b) within one year after the transfer of such shares to him. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Optionee in such disposition or other transfer.

5.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Optionee is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.14 Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.

5.15 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee's participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.16 Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

5.17 Data Privacy.

(a)
Data Processing. Optionee understands and agrees with the data collection, use, and disclosure (collectively, “processing”) practices described herein, including the processing of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Optionee's country.
(b)
Data Collection and Usage. The Company may process certain personal information about Optionee, including, but not limited to, Optionee's name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, nationality, title, any shares or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee's favor (collectively, “Data”), for the necessary purposes of implementing, administering and managing the Plan, including to communicate with Optionee and as otherwise described herein. The legal basis, where required, for the processing of Data is Optionee's consent.
(c)
Stock Plan Administration Service Providers. The Company transfers Data, or parts thereof, to an independent service provider based in the United States, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Data with such different service providers that serve in a similar manner. Optionee acknowledges and understands that the Company’s service providers will open an account for Optionee to receive and trade shares of Common Stock acquired under the Plan and that Optionee will be asked to agree on separate terms and data processing practices with the service providers, which is a condition of Optionee's ability to participate in the Plan.
(d)
International Data Transfers. The Company and its service providers are based in the United States. Optionee understands that their country may have enacted data privacy laws that are different from the laws of the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Optionee's Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Optionee might not have enforceable rights regarding the processing of Optionee's Data in such countries. The Company’s legal basis for the transfer of Data is Optionee's consent.
(e)
Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Optionee's participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond Optionee's service relationship. When the Company no longer need Data for any of the above purposes, it will cease processing it in this context and remove it from all of its systems used for such purposes, to the fullest extent possible.
(f)
Data Subject Rights. Optionee understands that data subject rights vary depending on the applicable law and that, depending on where Optionee is based and subject to the conditions set out in the applicable law, Optionee may have, without limitation, the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Optionee's jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Optionee understands that they can contact [______].
(g)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Optionee is providing any consents referred to herein on a purely voluntary basis. Optionee understands that they may withdraw any such consent at any time with future effect for any or no reason. If Optionee does not consent, or if Optionee later seeks to withdraw their consent, Optionee's service with the Company will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant options under the Plan to Optionee or administer or maintain the Plan.

5.18 Waiver. Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee or any other participant.

5.19 Insider Trading Restrictions/Market Abuse Laws. Optionee acknowledges that, Optionee may be subject to insider trading restrictions and/or market abuse laws which may affect Optionee's ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock

(e.g., options) or rights linked to the value of shares of Common Stock during such times when Optionee is considered to have “inside information” regarding the Company, as defined by the laws or regulations in Optionee's country. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Optionee further acknowledges that it is their responsibility to comply with any applicable restrictions, and Optionee should speak to Optionee's personal advisor on this matter.

5.20 Foreign Asset/Account and Tax Reporting; Exchange Control Requirements. Optionee acknowledges that there may be certain foreign asset, account reporting and/or tax reporting requirements and exchange controls which may affect Optionee's ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside Optionee's country. Optionee understands that they may be required to report such accounts, assets or related transactions to the tax or other authorities in Optionee's country. Optionee also may be required to repatriate sale proceeds or other funds received as a result of Optionee's participation in the Plan to Optionee's country through a designated bank or broker and/or within a certain time after receipt. In addition, Optionee may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. Optionee acknowledges that it is Optionee's responsibility to be compliant with all such requirements, and Optionee should speak to their personal advisor on this matter.

5.21 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee's participation in the Plan, or Optionee's acquisition or sale of the underlying Common Stock. Optionee should consult with their own personal tax, legal and financial advisors regarding Optionee's participation in the Plan before taking any action related to the Plan.